                                                                    EXHIBIT 10.2

                      LIMITED LIABILITY COMPANY AGREEMENT
                                      OF
                          LOTUS/ENTRAVISION REPS LLC,
                     A DELAWARE LIMITED LIABILITY COMPANY

                               TABLE OF CONTENTS

                                                                                                                      Page
     Article 1 ORGANIZATIONAL MATTERS................................................................................   1
             1.1     Defined Terms...................................................................................   1
             1.2     Formation.......................................................................................   7
             1.3     Name............................................................................................   7
             1.4     Principal Place of Business.....................................................................   7
             1.5     Registered Office and Resident Agent............................................................   8
             1.6     Term............................................................................................   8
             1.7     Business Purpose................................................................................   8

     Article 2 COMPANY CAPITAL; CAPITAL CONTRIBUTIONS................................................................   9
             2.1     Initial Capital Contributions of Members........................................................   9
             2.2     Additional Capital Contributions................................................................   9
             2.3     Additional Members..............................................................................  10
             2.4     No Withdrawal; No Interest......................................................................  11
             2.5     Member Loans....................................................................................  11
             2.6     Liability of Members............................................................................  11
             2.7     Additional Provisions Regarding Capital Contributions...........................................  11

     Article 3 MANAGEMENT OF THE COMPANY.............................................................................  12
             3.1     Managers........................................................................................  12
             3.2     Board of Directors..............................................................................  12
             3.3     Members of the Board of Directors...............................................................  12
             3.4     Meetings of the Board of Directors..............................................................  12
             3.5     Appointment of Officers.........................................................................  13
             3.6     Material Decisions..............................................................................  13
             3.7     Dispute Resolution for Material Decisions.......................................................  15
             3.8     Standards of Care; Liability and Indemnification................................................  15
             3.9     Reorganization as a Corporation.................................................................  16
             3.10    Contractual Authority...........................................................................  16
             3.11    Transactions Between the Company and Members....................................................  16
             3.12    Incentive Compensation..........................................................................  17
             3.13    Other Employee Benefits.........................................................................  18
             3.14    Insurance.......................................................................................  18

     Article 4 CAPITAL ACCOUNTS, DISTRIBUTIONS AND ALLOCATIONS.......................................................  18
             4.1     Capital Accounts................................................................................  18
             4.2     Allocations.....................................................................................  19
             4.3     Regulatory Allocations..........................................................................  20
             4.4     Tax Allocations.................................................................................  22
             4.5     Other Provisions................................................................................  22
             4.6     Distributions...................................................................................  23

     Article 5 TRANSFER AND ASSIGNMENT OF INTERESTS................................................................  24
             5.1     Transfers.....................................................................................  24
             5.2     Substitution of Members.......................................................................  24
             5.3     Affiliate Transfers...........................................................................  24
             5.4     Buy/Sell Agreement............................................................................  25

     Article 6 BOOKS AND RECORDS; ACCOUNTING.......................................................................  26
             6.1     Company Books and Records.....................................................................  26
             6.2     Inspection of Records.........................................................................  26
             6.3     Company Tax Returns and Tax Elections.........................................................  26
             6.4     Reports.......................................................................................  27
             6.5     Tax Matters for the Company...................................................................  27

     Article 7 DISSOLUTION, LIQUIDATION AND TERMINATION OF THE COMPANY.............................................  27
             7.1     Events of Dissolution.........................................................................  27
             7.2     Effect of Dissolution.........................................................................  28
             7.3     No Capital Contribution Upon Dissolution......................................................  28
             7.4     Priority of Liquidating Distributions.........................................................  28

     Article 8 AMENDMENTS..........................................................................................  28
             8.1     General.......................................................................................  28
             8.2     Special Rules.................................................................................  29

     Article 9 INVESTMENT REPRESENTATIONS..........................................................................  29
             9.1     Preexisting Relationship or Experience........................................................  29
             9.2     Investment Intent.............................................................................  29
             9.3     No Registration of Interests..................................................................  29
             9.4     Restricted Securities.........................................................................  29
             9.5     No Obligations to Register....................................................................  29
             9.6     No Disposition in Violation of Law............................................................  30
             9.7     Investment Risk...............................................................................  30
             9.8     Investment Experience.........................................................................  30
             9.9     Restrictions on Transferability...............................................................  30
             9.10    Information Reviewed..........................................................................  30
             9.11    No Advertising................................................................................  30
             9.12    Indemnity.....................................................................................  30

     Article 10 MISCELLANEOUS......................................................................................  31
             10.1    Notices.......................................................................................  31
             10.2    Confidentiality...............................................................................  31
             10.3    Arbitration...................................................................................  31
             10.4    Entire Agreement..............................................................................  32
             10.5    Further Assurances............................................................................  32
             10.6    Counterparts/Facsimile........................................................................  32
             10.7    Governing Law.................................................................................  32
             10.8    Binding Effect................................................................................  33

             10.9    Provisions Severable..........................................................................  33
             10.10   Construction of Agreement.....................................................................  33
             10.11   Use of Pronouns/References to a Member........................................................  33
             10.12   Jurisdiction..................................................................................  33
             10.13   Reliance on Authority of Person Signing Agreement.............................................  33
             10.14   Parent Guaranty...............................................................................  33

        Exhibit A   Members, Capital Contributions and Percentage Interests
        Exhibit B   Initial Members of the Board of Directors and Officers of
                    the Company

                     LIMITED LIABILITY COMPANY AGREEMENT
                                      OF
                         LOTUS/ENTRAVISION REPS LLC,
                     A DELAWARE LIMITED LIABILITY COMPANY

          This Limited Liability Company Agreement (this "Agreement") of
                                                          ---------
Lotus/Entravision Reps LLC, a Delaware limited liability company (the "Company"), is made and entered into as of August 10, 2001 (the "Effective
 -------                                                         ---------
Date") by and between Entravision Communications Corporation, a Delaware
----
corporation ("ECC"), and Lotus Hispanic Reps Corp., a California corporation
              ---
("Lotus"), with reference to the following facts:
  -----

          WHEREAS, effective as of July 9, 2001, the Company was duly formed under the Delaware Limited Liability Company Act (the "Delaware Act") by the
                                                       ------------
filing of a Certificate of Formation (the "Certificate of Formation") with the
                                           ------------------------
Delaware Secretary of State, Division of Corporations; and

          WHEREAS, the parties hereto now desire to enter into this Agreement in order to delineate their rights and obligations as Members, to provide for the Company's management, and to provide for certain other matters, all as permitted under the Delaware Act.

          NOW THEREFORE, in consideration of the mutual covenants expressed herein, and for other good and valuable consideration, the parties hereto agree as follows:

                                   ARTICLE 1
                            ORGANIZATIONAL MATTERS

          1.1  Defined Terms. For purposes of this Agreement, capitalized terms
               -------------
utilized herein and not otherwise defined herein shall, unless the context clearly indicates otherwise, have the following definitions:

               1.1.1  "Adjusted Capital Account Deficit" means, with respect to
                       --------------------------------
any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

                      (a)   Add to such Capital Account the following items:

                            (i)   The amount, if any, that such Member is
obligated to contribute to the Company upon liquidation of such Member's Interest; and

                            (ii)  The amount that such Member is obligated to
restore or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

                      (b) Subtract from such Capital Account such Member's share of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4),
(5) and (6).

                      (c) The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

               1.1.2  "Affiliate" shall mean any Person that, directly or
                       ---------
indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified party.

               1.1.3  "Applicable Law" shall mean, with respect to any Person,
                       --------------
all statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting such Person, such Person's assets or the securities of such Person, whether now or hereafter enacted and in force, including, without limitation, the Securities Act and the Exchange Act.

               1.1.4  "Available Cash" shall mean the amounts which the Board of
                       --------------
Directors determines is available for distribution to the Members, taking into account all debts, liabilities, and obligations of the Company, working capital reserves, reserves for other contingencies and other amounts which the Board of Directors deems necessary or appropriate for the Company's business or to place in reserves for customary and usual claims with respect to such business.

               1.1.5  "Book Value" shall mean, with respect to any asset, the
                       ----------
asset's adjusted basis for federal income tax purposes, except as follows:

                      (a) The initial Book Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Board of Directors and the contributing Member.

                      (b) The Book Values of all Company assets immediately prior to the occurrence of any event described in subsection (i), subsection
(ii), subsection (iii), subsection (iv) or subsection (v) hereof shall be adjusted to equal their respective gross fair market values, as determined by the Board of Directors using such reasonable method of valuation as it may adopt, as of the following times:

                           (i)    the acquisition of an additional interest in
the Company (other than in connection with the execution of this Agreement) by a new or existing Member in exchange for more than a de minimis Capital Contribution, if the Board of Directors reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Members in the Company;

                           (ii)   the distribution by the Company to a Member of
more than a de minimis amount of Company assets as consideration for an interest in the Company, if the Board of Directors reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Members in the Company;

                           (iii)  the liquidation of the Company within the
meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

                           (iv)   the issuance of any interests in the Company
for services; and

                           (v)    at such other times as the Board of Directors
shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

                      (c) The Book Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution as determined by the Board of Directors.

                      (d) The Book Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Book Values shall not be adjusted pursuant to this Section 1.1.5(d) to the extent that the Board of Directors reasonably determines that an adjustment pursuant to Section 1.1.5(b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this
Section 1.1.5(d).

                      (e) If the Book Value of a Company asset has been determined or adjusted pursuant to Section 1.1.5(a), (b), or (d) hereof, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Company asset for purposes of computing Net Profits and Net Losses.

               1.1.6  "Capital Contributions" shall mean, with respect to any
                       ---------------------
Member, the total amount of money and the initial Book Value of property (other than money) contributed or deemed hereunder to have been contributed to the capital of the Company by such Member, whether as an initial Capital Contribution or as an additional Capital Contribution.

               1.1.7  "Code" shall mean the Internal Revenue Code of 1986, as
                       ----
amended.

               1.1.8  "Company Minimum Gain" shall have the meaning set forth in
                       --------------------
Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase "partnership minimum gain."

               1.1.9  "Contribution Agreement" shall mean that certain
                       ----------------------
contribution agreement, dated as of the date hereof, among ECC, Lotus and the Company.

               1.1.10 "Depreciation" shall mean, for each fiscal year or other
                       ------------
period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to such beginning Book Value using any reasonable method selected by the Board of Directors.

               1.1.11  "Economic Interest" shall mean a Person's right to share
                        -----------------
in the Net Profits, Net Losses, or similar items of, and to receive distributions from, the Company, but does not include any other rights of a Member including, without limitation, the right to vote or to participate in the management of the Company, or, except as specifically provided in this Agreement or required under the Delaware Act, any right to information concerning the business and affairs of the Company.

               1.1.12  "Exchange Act" shall mean the Securities Exchange Act of
                        ------------
1934, as amended.

               1.1.13  "Member" shall mean ECC, Lotus and any additional Persons
                        ------
admitted as Additional Members or Substitute Members in the Company.

               1.1.14  "Member Minimum Gain" shall mean an amount, with respect
                        -------------------
to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i) with respect to "partner minimum gain."

               1.1.15  "Member Nonrecourse Debt" shall have the meaning set
                        -----------------------
forth in Regulations Section 1.704-2(b)(4) for the phrase "partner nonrecourse debt."

               1.1.16  "Member Nonrecourse Deductions" shall have the meaning
                        -----------------------------
set forth in Regulations Section 1.704-2(i) for the phrase "partner nonrecourse deductions."

               1.1.17  "Membership Interest" or "Interest" shall mean the entire
                        -------------------      --------
ownership interest of a Member in the Company at any particular time, including without limitation, the Member's Economic Interest, any and all rights to vote and otherwise participate in the Company's affairs, and the rights to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

               1.1.18  "Net Profits" and "Net Losses" shall mean for any given
                        -----------       ----------
period, the taxable income or taxable loss of the Company for such period determined in accordance with section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be separately stated pursuant to section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

                       (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits and Net Losses shall increase such income or decrease such loss, as the case may be.

                       (b) Any expenditures of the Company described in section 705(a)(2)(B) of the Code or treated as section 705(a)(2)(B) expenditures by Regulations Section

1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits and Net Losses, shall decrease such Net Profits or increase such Net Losses, as the case may be.

                       (c) Any income, gain, loss, or deduction required to be specially allocated to Members under Section 4.3 or Section 4.5.2, below, shall not be taken into account in computing Net Profits or Net Losses.

                       (d) In lieu of any depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, the Company shall compute such deductions based on Depreciation for such period.

                       (e) Gain or loss resulting from a disposition of Company property where such gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value.

                       (f) If the Book Value of Company assets is adjusted as provided in Section 1.1.5 above, then the Net Profits or Net Losses of the Company shall include the amount of any increase or decrease in such Book Values attributable to such adjustments.

                       (g) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Profits and Net Losses;

               1.1.19  "Nonrecourse Deductions" shall have the meaning set forth
                        ----------------------
in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

               1.1.20  "Nonrecourse Liability" shall have the meaning set forth
                        ---------------------
in Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

               1.1.21  "Percentage Interest" shall mean the percentage interest
                        -------------------
set forth opposite each Member's name on Exhibit A hereto, subject to adjustment from time to time as provided in this Agreement, which corresponds to each Member's relative ownership of Membership Interests.

               1.1.22  "Person" shall mean and include any individual,
                        ------
corporation, partnership, limited liability company, trust, unincorporated organization, government or any department or agency thereof, or any entity similar to any of the foregoing.

               1.1.23  "Presumed Enterprise Value" shall mean, at any given
                        -------------------------
point in time, the aggregate fair market value of all exclusive representation contracts pursuant to which the Company is serving as exclusive sales representative as of such time. For this purpose, the "fair market value" of any given exclusive representation contract shall be the Standard Rep Buy-Out Amount with respect to that contract as of such time.

               1.1.24  "Priority Amount" shall mean (i) with respect to Lotus,
                        ---------------
an amount equal to the aggregate amount of Termination Allocations (as defined in the Representation Contract between the Company and ECC or its Affiliates) to which Lotus is entitled pursuant to the Representation Contract between the Company and ECC or its Affiliates; and (ii) with respect to ECC, an amount equal to the aggregate amount of Termination Allocations (as defined in the Representation Contract between the Company and Lotus or its Affiliates) to which ECC is entitled pursuant to the Representation Contract between the Company and Lotus or its Affiliates, plus the aggregate amount of ECC Allocations to which ECC is entitled pursuant to Section 3.12, below.

               1.1.25  "Regulations" shall mean proposed, temporary, and final
                        -----------
Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of successor Treasury Regulations).

               1.1.26  "Securities Act" shall mean the Securities Act of 1933,
                        --------------
as amended.

               1.1.27  "Spanish-language Radio Station" shall mean a radio
                        ------------------------------
station that broadcasts exclusively or predominantly in the Spanish language and is directed towards a Spanish-speaking audience.

               1.1.28  "Standard Rep Buy-Out Amount" shall mean, with respect to
                        ---------------------------
any given exclusive representation contract being terminated, an amount, at any given point in time, calculated by multiplying (i) the average monthly commissions actually paid pursuant to such contract over the prior full twelve
(12) months, by (ii) the number of months remaining in the existing term of the contract, plus two (2).

               1.1.29  "Termination Allocations" shall be defined in the
                        -----------------------
Representation Contracts between the Company and each of Lotus and ECC.

               1.1.30  "Transfer" means, with respect to any interest in the
                        --------
Company, a sale, conveyance, exchange, assignment, pledge, encumbrance, gift, bequest, hypothecation or other transfer or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by operation of law), or an agreement to do any of the foregoing.

               1.1.31  Other Defined Terms. The following terms shall have the
                       -------------------
meanings set forth with respect to such terms in the Sections listed below:

     Term                                     Section
     Additional Members                       2.3
     Agreement                                Intro. Paragraph
     Board of Directors                       3.1
     Budget                                   1.7.2
     Business                                 1.7.1
     Business Day                             2.2.3(a)
     Buy/Sell Notice                          5.4
     Capital Accounts                         4.1

          Term                                          Section
          Capital Transaction                           4.2.3
          Certificate of Formation                      Recitals
          Claim                                         10.3
          Company                                       Intro. Paragraph
          Contribution Shortfall                        2.2.3(b)
          Defaulting Member                             2.2.3(b)
          Delaware Act                                  Recitals
          ECC                                           Intro. Paragraph
          ECC Board Members                             3.3.1
          ECC Chairperson                               3.5
          Effective Date                                Intro. Paragraph
          Indemnitee                                    3.8.2
          Lotus                                         Intro. Paragraph
          Lotus Board Members                           3.3.1
          Lotus Chairperson                             3.5
          Material Decisions                            3.6
          Notice of Alternative                         3.7
          Officer                                       3.5
          Parent                                        10.14
          Parent Guaranty                               10.14
          Plan                                          3.12
          Presumed Tax Liability                        4.6.1
          Prime Rate                                    2.2.3(a)
          Receiving Party                               5.4.1
          Regulatory Allocations                        4.3.8
          Representation Contracts                      1.7.3
          Submitting Party                              5.4.1
          Term                                          1.6

          1.2  Formation. The Company has been organized as a limited liability
               ---------
company by the filing of the Certificate of Formation with the Delaware Secretary of State, Division of Corporations, in accordance with and pursuant to the Delaware Act. The rights and liabilities of the Members shall be determined pursuant to the Delaware Act and this Agreement. To the extent that there is any conflict or inconsistency between any provision of this Agreement and any non-mandatory provision of the Delaware Act, the provisions of this Agreement shall control and take precedence.

          1.3  Name. The name of the Company shall be "Lotus/Entravision Reps
               ----
LLC." The Company may conduct business under that name or any other name selected by the Board of Directors, from time to time, in accordance with Applicable Law.

          1.4  Principal Place of Business. The principal place of business of
               ---------------------------
the Company shall be at 6290 Sunset Boulevard, Suite 1500, Los Angeles, California, 90028, or such other place within or outside the State of Delaware as the Board of Directors may from time to time designate. The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as the Board of Directors deems advisable.

          1.5  Registered Office and Resident Agent. The Company shall
               ------------------------------------
continuously maintain a registered office and a designated and duly qualified agent for service of process on the Company in the State of Delaware.

          1.6  Term. The Company shall continue from the Effective Date until
               ----
such time as the Company is dissolved pursuant to the terms of this Agreement or the Delaware Act (the "Term").

          1.7  Business Purpose.
               ----------------

               1.7.1  General. The Company has been formed for the purpose of
                      -------
(i) conducting the business of representing Spanish-language Radio Stations (or English-language Radio Stations which are owned or operated by each of Lotus or ECC (or their respective Affiliates), at the election of either Lotus, in the case of such stations owned or operated by Lotus or its Affiliates, or ECC, in the case of such stations owned or operated by ECC or its Affiliates) in connection with the sale of national advertising time, including, but not limited to, acting as the exclusive national representative for all Spanish-language Radio Stations owned or operated by each of Lotus and ECC, or their respective Affiliates, and Spanish-language Radio Stations owned or operated by third parties, (ii) entering into any other lawful business, purpose or activity in which a limited liability company may be engaged under Applicable Law (including, without limitation, the Delaware Act) as the Board of Directors may determine from time to time in accordance with the terms of this Agreement, and
(iii) entering into any lawful transaction and engaging in any lawful activities in furtherance of the foregoing purposes and as may be necessary, incidental or convenient to carry out the business of the Company as contemplated by this Agreement (collectively, the "Business").

               1.7.2  Budget. Concurrently herewith, the Members have approved
                      ------
and adopted an initial budget (as amended or supplemented from time to time, the "Budget" ) for the operation of the Business. No later than September 30 of each fiscal year of the Company, management shall present to the Board of Directors an updated Budget for the following fiscal year. The Board of Directors shall use its best efforts to approve the Budget for such fiscal year no later than forty-five (45) days prior to the commencement of such fiscal year. If the Board of Directors is unable to agree on the terms of the Budget prior to the commencement of a fiscal year, the Company shall continue to operate under the previous year's Budget until such disputed terms shall have been resolved by arbitration pursuant to the procedures set forth in Section 10.3, below. Such Budget may be modified, updated, amended and revised for periodic approval by the Board of Directors, such approval to be given or withheld in the sole discretion of the Board of Directors.

               1.7.3  Exclusive Representation Contracts.
                      ----------------------------------

                      (a) Each of ECC and Lotus shall cause each of the Spanish-language Radio Stations owned or operated by ECC or Lotus or their respective Affiliates to enter into representation agreements with the Company (the "Representation Contracts") with such terms and conditions as the parties shall agree.

                      (b) It is agreed that the representation of Spanish language Radio Stations owned by persons other than the Members or their respective Affiliates shall be regarded and treated by the Members and their respective Affiliates as a business opportunity of the Company.

                                   ARTICLE 2
                     COMPANY CAPITAL; CAPITAL CONTRIBUTIONS

          2.1  Initial Capital Contributions of Members. The names, addresses,
               ----------------------------------------
and Percentage Interests of the Members are set forth on Exhibit "A" attached hereto and incorporated herein. Each Member shall contribute to the Company the amount of cash and other property set forth opposite each Member's name on Exhibit "A". The amount of cash to be contributed by each party pursuant to the preceding sentence (i.e., $650,000 each) shall (unless otherwise agreed to by the Members) be advanced to the Company by each such Member in five equal monthly installments of one hundred and thirty thousand dollars ($130,000) each, with the first such installment from each Member being due and payable concurrently with the execution of this Agreement and with each subsequent installment being due and payable by each Member on the first business day of each of the four successive calendar months thereafter. All Members acknowledge and agree that the initial Capital Contributions set forth in Exhibit "A" represent the amount of cash and the Book Value of all property (other than cash) contributed by the Members as of the date hereof pursuant to the Contribution Agreement.

          2.2  Additional Capital Contributions.
               --------------------------------

               2.2.1 Except as required by Applicable Law or as otherwise provided below, no Member shall be required or permitted to make any additional Capital Contributions to the Company beyond the initial Capital Contributions set forth on Exhibit "A."

               2.2.2 Each Member agrees that it will make additional Capital Contributions, in cash, in such amounts and at such times as determined on a quarterly or other basis by the Board of Directors as necessary to fund the working capital and cash flow needs of the Company, in accordance with the approved Budget.

               2.2.3  Failure to Contribute.
                      ---------------------

                      (a) For purposes of this Section 2.2.3, the following capitalized terms have the following meanings:

                           (i)  "Business Day" means any weekday excluding any
legal holiday observed pursuant to United States federal, or California state, law or regulation.

                           (ii) "Prime Rate" means the rate of interest publicly
announced by The Chase Manhattan Bank from time to time as its prime rate or, if such rate is no longer so announced or is otherwise unavailable from such financial institution, then the prime rate listed from time to time in The Wall Street Journal, which listing appears as of the date hereof under the caption "Money Rates."

                      (b) If any Member fails to contribute timely all or any portion of any Capital Contribution required to be made by such Member pursuant to this Agreement (the amount of such failure to contribute, a "Contribution Shortfall"), and such failure continues for a period of five Business Days after receipt by such Member of written notice from the Board specifying such failure, then such Member shall be designated a "Defaulting Member" and the provisions of the following paragraph (c) shall apply.

                      (c) The Board shall immediately notify each nondefaulting Member of the Defaulting Member's failure to make a required Capital Contribution, and shall further specify the amount of such Contribution Shortfall, and each nondefaulting Member's pro rata share of such Contribution Shortfall. Each nondefaulting Member shall have the option of advancing all or part of its pro rata share of the Defaulting Member's Contribution Shortfall, on the following terms: (i) the sums thus advanced shall be deemed to be demand recourse loans from the Members participating therein to the Defaulting Member and a contribution of such sums to the Company by the Defaulting Member; (ii) such loans shall bear interest at a rate of interest equal to the lesser of (x) the Prime Rate plus 5% per annum and (y) the highest lawful rate, from the date that the advance was made until the date that such advance, together with any costs and expenses incurred by the Company as a result of the Defaulting Member's failure to make the required Capital Contribution, and together with all interest accrued thereon, is repaid to the Members and the Company, as appropriate; (iii) unless otherwise previously paid, the repayment of these loans shall be made from any distribution from the Company otherwise to be made to the Defaulting Member before any distribution is made to the Defaulting Member during the term of the Company or after dissolution and, to the extent not repaid out of such distributions, from the proceeds of any sale of any of the Defaulting Member's Membership Interest (whether pursuant to the provisions of Section 5.4 hereof or otherwise); and (iv) all such repayments shall be first applied to any costs and expenses incurred by the Company as a result of the Defaulting Member's failure to contribute, then to interest earned and unpaid, and then to principal. For purposes of this Section 2.2.3(c), each participating Member's pro rata share of the Contribution Shortfall shall equal its relative Percentage Interest. Any such election shall be made to the Board in writing within 30 days after notice of the option to fund a Contribution Shortfall is given by the Board, and shall be funded not less than five (5) Business Days after the expiration of such 30-day period. If less than all nondefaulting Members so elect to participate in funding the Contribution Shortfall as provided herein, the Board shall re-offer each nondefaulting Member that did so elect to participate the option of participating further in funding the Contribution Shortfall in an amount determined equitably by the Board taking into account each nondefaulting Member's relative Percentage Interest, with such re-offer and election to participate therein being made in a manner substantially similar to the manner in which the original offer and election to participate were made. Notwithstanding any other provision in this Article 2, in the event a Member is designated a Defaulting Member, the nondefaulting Member shall be excused and released from any and all obligations under this Article 2.

          2.3  Additional Members. With the unanimous approval of the Members
               ------------------
and subject to the preemptive right of each of Lotus and ECC to maintain its pro rata ownership interest in the Company, the Board of Directors may issue additional Membership Interests directly from the Company and admit one or more recipients of such Membership Interests as additional Members ("Additional Members") from time to time, on such terms and conditions and for such Capital Contributions, if any, as the Board of Directors may determine. As a condition to being admitted to the Company, each Additional Member shall execute documents acceptable in form and substance to the Members evidencing such Additional Member's agreement to be bound hereby. Upon the admission of any Additional Members, the Board of Directors shall make appropriate revisions to Exhibit "A."

          2.4  No Withdrawal; No Interest. Except as otherwise provided in this
               --------------------------
Agreement: (a) no Member shall demand or be entitled to receive a return of or interest on any portion of its Capital Contributions or Capital Account, (b) no Member shall withdraw any portion of its Capital Contributions or Capital Account or receive any distributions from the Company as a return of capital on account of such Capital Contributions or Capital Account, and (c) the Company shall not redeem or repurchase the Membership Interest of any Member.

          2.5  Member Loans. No Member shall be required to make any loans or
               ------------
otherwise lend any funds to the Company. The Members shall be permitted (but not required) to make loans to the Company to the extent the Board of Directors reasonably determines that such loans are necessary or advisable for the business of the Company, provided that the terms of such loans are no less favorable to the Company than may be available from independent third parties. No loans made by any Member to the Company shall have any effect on such Member's Percentage Interest or Capital Account, and such loans shall represent a debt of the Company payable or collectible solely from the assets of the Company in accordance with the terms and conditions upon which such loans are made.

          2.6  Liability of Members. Except as otherwise required by any non-
               --------------------
waivable provision of the Delaware Act or other Applicable Law and except as provided in other agreements between the Company and one or more Members or their Affiliates: (a) no Member shall be personally liable in any manner whatsoever for any debt, liability or other obligation of the Company, whether such debt, liability or other obligation arises in contract, tort, or otherwise; and (b) no Member shall in any event have any liability whatsoever in excess of
(i) the amount of its Capital Contributions, (ii) its share of assets and undistributed profits of the Company, if any, (iii) the amount of any unconditional obligation of such Member to make additional Capital Contributions to the Company pursuant to this Agreement, and (iv) the amount of any wrongful distribution to such Member, if, and only to the extent, such Member has actual knowledge (at the time of the distribution) that such distribution is made in violation of Section 18-607 of the Delaware Act.

          2.7  Additional Provisions Regarding Capital Contributions.
               -----------------------------------------------------
Notwithstanding anything else in this Article 2 to the contrary, if any Member (or other Person acquiring an Economic Interest in the Company) is deemed to have received an interest in the capital of the Company not in exchange for property, the parties agree to treat the receipt of such an interest as a cash payment by the Company to the affected Member (or other Person) in exchange for that for which such interest was issued, followed immediately by a cash contribution to the Company by the affected Member (or other Person) equal in amount to the amount of the deemed cash payment by the Company. The amount of such deemed cash contribution shall be treated as a Capital Contribution for all purposes hereunder.

                                   ARTICLE 3
                           MANAGEMENT OF THE COMPANY

          3.1  Managers. Subject to the provisions of this Article, and except
               --------
as otherwise provided hereunder, the Company shall be managed by the Managers. The Company shall have two (2) Managers and those Managers shall be ECC and Lotus. The Managers hereby establish a board of directors for the Company (the "Board of Directors") which shall have the rights, powers and duties set forth in this Article 3.

          3.2  Board of Directors. Except as otherwise provided in this
               ------------------
Agreement, the business, property and affairs of the Company will be governed by, and all powers of the Company will be exercised by, or under the direction of, the Board of Directors. Every decision approved by a majority of the members of the Board of Directors at a meeting at which at least a quorum has participated shall be the act of the Board of Directors (unless the Board of Directors decides to establish a higher standard for any particular action). For this purpose, a quorum shall consist of at least four (4) members of the Board of Directors, at least two (2) of whom are ECC Board Members and at least two
(2) of whom are Lotus Board Members.

          3.3  Members of the Board of Directors
               ---------------------------------

               3.3.1  Initial Board Members; Qualifications. The Board of
                      -------------------------------------
Directors shall consist of six (6) members, three (3) of whom shall be appointed by ECC (each an "ECC Board Member" and collectively the "ECC Board Members") and three (3) of whom shall be appointed by Lotus (each a "Lotus Board Member" and collectively the "Lotus Board Members"). The initial ECC Board Members and Lotus Board Members are set forth on Exhibit "B," attached hereto.

               3.3.2  Resignation or Removal and Replacement of Board Members.
                      -------------------------------------------------------
Each member of the Board of Directors shall serve as such until resignation or removal hereunder. A member of the Board of Directors may resign at any time by giving written notice thereof to the Managers and to the other members of the Board of Directors. Any such resignation will take effect upon receipt of such notice by all such persons or at such later time, if any, as may be specified in such notice. Unless otherwise specified in the notice, the acceptance of the notice shall not be necessary in order to make it effective. Any ECC Board Member may only be removed by ECC (such removals (if any) by ECC being undertaken by ECC from time to time in its sole discretion, for any reason, with or without cause) and any Lotus Board Member may only be removed by Lotus (such removals (if any) by Lotus being undertaken by Lotus from time to time, in its sole discretion, for any reason, with or without cause). Upon the resignation or removal hereunder of an ECC Board Member, ECC, and only ECC, shall promptly appoint a replacement who, upon acceptance thereof, shall thereupon serve as an ECC Board Member hereunder. Upon the resignation or removal of a Lotus Board Member, Lotus, and only Lotus, shall promptly appoint a replacement who, upon acceptance thereof, shall thereupon serve as a Lotus Board Member hereunder.

          3.4  Meetings of the Board of Directors.
               ----------------------------------

               3.4.1  Notice and Conduct of Meetings.  Meetings of the Board of
                      ------------------------------
Directors may be called in the discretion of the Board of Directors or by either of the co-Chairmen of the Company. Meetings of the Board of Directors may be held at any place designated in the notice of the meeting or at such place as may be approved by the Board of Directors. In the absence of any such designation, meetings of the Board of Directors shall be held at the offices of ECC located at 2425 Olympic Boulevard, Santa Monica, California. Board of Director members may participate in a meeting through the use of conference telephone or similar communications equipment, so long as all members of the Board of Directors participating in such meeting can hear one another. Participation in a meeting in such manner constitutes presence in person at such meeting.

               3.4.2  Meetings. The provisions of this Section 3.4.2 govern
                      --------
meetings of the Board of Directors if the Board of Directors elects, in its discretion, to hold meetings. Unless the Board of Directors decide otherwise, the Board of Directors will have regular, quarterly meetings. Any action required or permitted to be taken by the Board of Directors may be taken by the members of the Board of Directors without a meeting if a quorum of the members of the Board of Directors individually or collectively consent in writing to such action. Such action by written consent will have the same force and effect as a vote at a meeting of the members of the Board of Directors.

          3.5  Appointment of Officers. The Board of Directors may at any time
               -----------------------
appoint one or more officers of the Company (each, an "Officer"). The officers of the Company may include, without limitation, a chairperson (and co-chairpersons, if more than one), a chief executive officer (or co-chief executive officers, if more than one), a president, one or more vice presidents, a chief operations officer (and one or more assistants), a secretary (and one or more assistants), and a chief financial officer or treasurer (and one or more assistants). Except as otherwise provided, the officers will serve at the pleasure of the Board of Directors. Any individual may hold any number of offices. The general areas of responsibility and specific powers and duties of each officer will be as determined by the Board of Directors from time to time. ECC shall be entitled to appoint (or substitute) one co-Chairperson from time to time (herein referred to as the "ECC Chairperson") and Lotus shall be entitled to appoint (or substitute) one co-Chairperson from time to time (herein referred to as the "Lotus Chairperson"). The co-Chairpersons shall, in addition to other duties and responsibilities designated from time to time, have such duties and responsibilities as like-titled officers of a Delaware corporation. The president will, in addition to other duties and responsibilities designated from time to time by the Board of Directors, manage the marketing and other day-to-day operations of the Company. The initial Officers of the Company are set forth on Exhibit B, attached hereto.

          3.6  Material Decisions. Notwithstanding any other provision to the
               ------------------
contrary hereunder, neither the Board of Directors nor any officer of the Company shall have the authority to adopt any Material Decisions (as defined below) without the written approval of both of the Managers, which approval may be given or withheld in their sole discretion. For this purpose, ECC, as Manager, may act through the ECC Chairperson who is hereby authorized to give or withhold such approval in his or her sole discretion on behalf of ECC, and Lotus, as Manager, may act through the Lotus Chairperson who is hereby authorized to give or withhold such approval in his or her sole discretion, provided, however, that with respect to matters described in Sections 3.6.8, 3.6.9, 3.6.13 or 3.6.14, below each Member may act through one or more of its authorized officers. The term "Material Decisions" shall consist of any of the following actions:

               3.6.1 Any sale of all or substantially all of the assets of the Company;

               3.6.2 Any merger, consolidation or other reorganization involving the Company;

               3.6.3 Any amendment to the Certificate of Formation or this Agreement;

               3.6.4 Any issuance or redemption of any Membership Interests by the Company;

               3.6.5 Any increase or decrease in the authorized number of members on the Board of Directors;

               3.6.6 The adoption, approval or termination of any equity incentive plan, profit-sharing, pension or other similar arrangement;

               3.6.7 Any issuance and/or authorization by the Company of any equity securities and/or securities convertible into equity securities of the Company (except pursuant to any previously approved equity incentive plan or other similar arrangement);

               3.6.8 The execution of any promissory note, guarantee or other form of indebtedness in excess of ten thousand dollars ($10,000) which is not contemplated by the Budget;

               3.6.9 Enter into (i) any mergers or joint ventures involving the Company, or acquisitions of assets or businesses (other than acquisitions of assets in excess of ten thousand dollars ($10,000) in the ordinary course of business) or (ii) any divestitures of assets of the Company in excess of ten thousand dollars ($10,000), except in each case, to the extent contemplated by the Budget;

               3.6.10 Any dissolution or liquidation of the Company, or reorganization of the Company as a corporation pursuant to Section 3.9 hereof;

               3.6.11 Any transaction involving the direct or indirect assignment, sale, licensing or other transfer of any trademark, logo, brand or other similar intangible asset owned by the Company;

               3.6.12 Any amendments to the Budget and any negative variance from any line item in such Budget of greater than ten percent (10%);

               3.6.13 The Company's entering into any representation agreements with third-party broadcasting companies using Spanish language, except that the president shall be authorized, on behalf of the Company, to enter into representation agreements with a single station or with a group of stations consisting of not more than two (2) at any one time on customary terms then being employed by the Company;

               3.6.14 Approve the settlement of any claim, suit, action, case or proceeding involving payment by the Company in excess of ten thousand dollars ($10,000) (after taking into account insurance proceeds payable in connection therewith to the Company) or injunctive relief against the Company;

               3.6.15 Approve transactions between the Company and any Member or its Affiliates; and

               3.6.16 Termination or amendment of any Representation Contracts.

          3.7  Dispute Resolution for Material Decisions. If the Managers do not
               -----------------------------------------
agree on a proposed Material Decision, then within fifteen (15) business days after receipt of written notice from either co-Chairperson of the Company that a Material Decision is required, either Manager shall be entitled to submit to the other Manager in writing a bona fide, specific course of action which such Manager believes is more advantageous to the Company than the course of action (if any) proposed by the Board of Directors (a "Notice of Alternative"). In the event that neither Manager submits a Notice of Alternative within said fifteen
(15) business day period, then the decision of the Board of Directors shall be final and management of the Company shall be authorized to operate and control the affairs of the Company in accordance with said decision. If either Manager submits a Notice of Alternative in a timely fashion and the Managers fail to agree on the Material Decision within fifteen (15) business days after receipt by the non-submitting Manager of the Notice of Alternative, then the matter or disagreement shall be resolved by binding arbitration conducted in accordance with the procedures set forth in Section 10.3 of this Agreement.

          3.8  Standards of Care; Liability and Indemnification.
               ------------------------------------------------

               3.8.1  Standards of Care. The duty of care of any Manager or any
                      -----------------
member of the Board of Directors in the discharge of his, her or its duties, in his, her or its capacity as such, to the Company and its Members is limited to acting in good faith and in a manner reasonably believed to be in the best interests of the Company. No Manager or member of the Board of Directors will be liable to the Company or to any Member for any act or failure to act pursuant to this Agreement or otherwise if he, she or it acted in good faith and reasonably believed that such act or failure to act was in the best interests of the Company.

               3.8.2  Indemnification. The Company shall indemnify, defend and
                      ---------------
hold harmless, each member of the Board of Directors, each Manager, their respective Affiliates and subsidiaries, and any and all officers, directors, employees, and agents of any of the foregoing (individually, an "Indemnitee") to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, joint or several, expense of any nature (including attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, relating to the performance or nonperformance of any act concerning the activities of the Company, if (i) the Indemnitee acted in good faith and in a manner it believed to be in, or not contrary to, the best interests of the Company, and (ii) the Indemnitee's conduct did not constitute gross negligence or willful misconduct. The termination of an action, suit or proceeding by judgment, order, settlement, or upon a plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee acted in a manner contrary to that specified in clauses (i) or (ii) above. Any indemnification provided hereunder shall be satisfied solely out of the assets of the Company, as an expense of the Company. No Member shall be subject to personal liability by reason of these indemnification provisions. The provisions of this Section 3.8.2 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Person.

                3.8.3  Reliance. The Managers and the members of the Board of
                       --------
Directors will be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of its other Managers, other members of the Board of Directors, Members, officers, employees, or by any other person, as to matters such person reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company including information, opinions, reports, or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members may be paid.

          3.9   Reorganization as a Corporation. If the Board of Directors
                -------------------------------
determines that the conversion of the Company from a limited liability company to a corporation would be advantageous to the Company and its Members, and such conversion is approved by the Managers, the Members agree to take all actions necessary to effect such conversion, including either the approval of a merger of the Company with a newly formed corporation, or the contribution of all of the Company's Membership Interests (either directly or indirectly) to a newly formed corporation, in each case with each Member receiving substantially equivalent ownership interests, voting rights, and investor protections as existed immediately prior to such merger or contribution; it being agreed that (by way of example, and not by way of limitation) common stock in a successor corporation will be considered to be a "substantially equivalent ownership interest" if the number of shares received by each Member in exchange for such Member's interest in the Company is based on the proportionate dollar amounts that each would have received had the Company been liquidated and the proceeds distributed in accordance with the provisions of this Agreement (i.e., in accordance with positive Capital Account balances).

          3.10  Contractual Authority. Only those Officers of the Company and/or
                ---------------------
any other individuals associated with the Company who have been given authority by the Board of Directors to do so may execute on behalf of the Company any note, mortgage, evidence of indebtedness, contract, certificate, statement, conveyance, or other instrument in writing, or any assignment or endorsement thereof. Any person dealing with the Company or the Board of Directors may rely upon a certificate signed by any member of the Board of Directors as to (a) the identity of the members of the Board of Directors or any other Member of the Company, (b) the persons who are authorized to execute and deliver any instrument or document for or on behalf of the Company or (c) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or any Member.

          3.11  Transactions Between the Company and Members. The Company may
                --------------------------------------------
engage in transactions with any Member or its Affiliates (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service, or the establishment of any salary, other compensation or other terms) so long as such transaction is not expressly prohibited by this Agreement, is in accordance with the Budget and so long as such relationship is fully disclosed among the parties and the terms and conditions of such transaction are, on an overall basis, fair and reasonable to the Company and are at least as favorable to the Company as those that are otherwise available from persons capable of similarly performing them and in similar transactions between parties operating at arm's length.

          3.12  Incentive Compensation. The Company may develop a program for
                ----------------------
incentive compensation to employees and other service providers of the Company consisting of cash bonuses and/or other profit sharing mechanisms on such terms as may be determined by the Board of Directors. In addition, ECC agrees to consider the issuance of shares of its Class A Common Stock (and/or options on the same) to employees and other service providers of the Company pursuant to ECC's 2000 Omnibus Equity Incentive Plan (the "Plan"), such issuances (if any) to be on terms and conditions determined from time to time by the Board of Directors (and subject to approval by ECC's board of directors); provided, however, that any time ECC issues a share of its Class A Common Stock (whether pursuant to an exercise of stock option, a direct issuance of stock, or otherwise) to an employee or other service provider of the Company pursuant to the Plan, the following shall occur (or shall be deemed to occur):

                3.12.1 The Company shall be deemed to have purchased from ECC such share of Class A Common Stock for an amount of cash equal to the fair market value of such share of stock at the time of issuance;

                3.12.2 ECC shall be deemed to have made a Capital Contribution to the Company at the time of such stock issuance in an amount of cash equal to the amount of cash deemed paid to ECC pursuant to the immediately preceding clause;

                3.12.3 The Company shall thereupon be deemed to have transferred such share of stock to the recipient thereof and any cost, deduction or expense of the Company as a result thereof shall, notwithstanding any other provision of this Agreement, be specially allocated to ECC to the extent of the amount of ECC's deemed capital contribution under Section 3.12.1, above; and

                3.12.4 Any net proceeds payable in respect of such share of stock by the recipient of such share of stock in cash or other property (including the amount of any exercise price payable upon exercise of a stock option or upon the receipt of restricted stock, but excluding any amounts in the nature of repayment of a loan to the recipient made by the Company in respect of the recipient's acquisition of the shares) shall be paid directly to ECC, provided, however, that amounts so paid shall be treated for purposes of this Agreement as if they had been received by the Company and then immediately distributed to ECC, but only to the extent that the amount of the deemed Capital Contribution described in Section 3.12.1, above, exceeds the amount of the Company's deduction with respect to the issuance of such shares allocable to ECC pursuant to this Section 3.12 (such deemed distribution to be treated as a distribution for all purposes under this Agreement).

                3.12.5 ECC shall thereafter be entitled to receive a priority distribution and allocation of Net Profits (the "ECC Allocation") pursuant to
Article 4, below, in an amount
equal to the excess of the fair market value of such share of stock (as described under Section 3.12.1, above), over the amount of such proceeds paid by the recipient to ECC for such share of stock.

          3.13 Other Employee Benefits. To the extent possible, all employees
               -----------------------
of the Company shall be covered by Lotus' insurance programs and employee benefit programs. The Company will reimburse Lotus for its actual expenses incurred pursuant to this Section 3.13.

          3.14 Insurance. The Company may purchase and maintain insurance, to
               ---------
the extent and in such amounts as the Board of Directors shall in their sole discretion deem reasonable on behalf of any Member, members of the Board of Directors, Officer, Affiliate of a Member, or employee or agent of the Company or of any Person listed in this Section 3.14.

                                   ARTICLE 4
                CAPITAL ACCOUNTS, DISTRIBUTIONS AND ALLOCATIONS

          4.1  Capital Accounts. A capital account for each Member (the "Capital
               ----------------
Accounts") will be established on the Company's books and records. The Capital Accounts will be maintained in accordance with the following provisions:

               4.1.1 To each Member's Capital Account there shall be added (a) such Member's Capital Contributions, (b) such Member's allocable share of Net Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Sections 4.2, 4.3, or 4.4 hereof or other provisions of this Agreement, and (c) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

               4.1.2 From each Member's Capital Account there shall be subtracted (a) the amount of (i) cash and (ii) the Book Value of any Company assets (other than cash) distributed to such Member (other than any payment of principal and/or interest to such Member pursuant to the terms of a loan made by the Member to the Company) pursuant to any provision of this Agreement, (b) such Member's allocable share of Net Losses and any other items in the nature of expenses or losses that are specially allocated to such Member pursuant to Sections 4.2, 4.3, or 4.4 hereof or other provisions of this Agreement, and (c) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

               4.1.3 In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

               4.1.4 In determining the amount of any liability for purposes of Sections 4.1.1 and 4.1.2 hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

               4.1.5 The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with

Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Board of Directors shall determine that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Regulations, the Board of Directors may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Section 7.2 hereof upon the dissolution of the Company. The Board of Directors shall also make (a) any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (b) any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Sections 1.704-1(b) and 1.704-2.

          4.2  Allocations. After giving effect to the special allocations set
               -----------
forth in Section 4.3, below, and except as may otherwise be provided in this Agreement, Net Profit or Net Losses for any period shall be allocated at the end of the Company's fiscal year and at such times as the Book Value of any Company asset is adjusted pursuant to Section 1.1.5 among the Members as follows:

               4.2.1  Net Profits. Net Profits of the Company [(other than Net
                      -----------
Profits arising in connection with any Capital Transaction, as described in
Section 4.2.3, below)] for any period shall be allocated among the Members in the following order and priority:

                      (a) First, to each of the Members in proportion to and to the extent of the excess of the aggregate amount of Net Losses allocated to such Member pursuant to Section 4.2.2(c), below, over the aggregate amount of Net Profits allocated to such Member pursuant to this Section 4.2.1(a).

                      (b) Then, to each of the Members in proportion to and to the extent of the excess of (i) the sum of (A) the aggregate Priority Amount (if any) of such Member plus (B) the aggregate amount of Net Losses previously allocated to such Member pursuant to Section 4.2.2(b), below, over (ii) aggregate amount of Net Profits previously allocated to such Member pursuant to this Section 4.2.1(b).

                      (c) Thereafter, to each of the Members in proportion to their respective Percentage Interests.

               4.2.2  Net Losses. Net Losses of the Company for any period shall
                      ----------
be allocated among the Members in the following order and priority:

                      (a) First, to each of the Members in proportion to and to the extent of the excess of the aggregate amount of Net Profits previously allocated to each such Member pursuant to Section 4.2.1(c), above, over the aggregate amount of Net Losses allocated to such Member pursuant to this Section 4.2.2(a).

                      (b) Then, to each of the Members in proportion to and to the extent of the excess of the aggregate amount of Net Profits previously allocated to such Member pursuant to Section 4.2.1(b), above, over the aggregate amount of Net Losses allocated to such Member pursuant to this Section 4.2.2(b).

                      (c) Thereafter, to each of the Members in proportion to their respective relative Capital Account balances (increased for purposes of this Section 4.2.2 by each Member's share of Company Minimum Gain and Member Minimum Gain).

               4.2.3  Net Profits From Capital Transactions. Any Net Profits of
                      -------------------------------------
the Company with respect to any period arising in connection with a sale of all or substantially all of the Company's assets (including, for this purpose, any adjustments to the Book Value of the Company's assets pursuant to Section 1.1.5(b), above) (a "Capital Transaction"), shall be allocated among the Members in the following order and priority:

                      (a) First, to each of the Members in proportion to and to the extent of the excess of the aggregate amount of Net Losses allocated to such Member pursuant to Section 4.2.2(c), above, over the aggregate amount of Net Profits allocated to such Member pursuant to Section 4.2.1(a), above or pursuant to this Section 4.2.3.

                      (b) Then, to each of the Members in proportion to and to the extent of the excess of (i) the sum of (A) the aggregate Priority Amount (if any) of such Member plus (B) the aggregate amount of Net Losses previously allocated to such Member pursuant to Section 4.2.2(b), above, over (ii) the aggregate amount of Net Profits allocated to such Member pursuant to Section 4.2.1(b), above, or pursuant to this Section 4.2.3(b).

                      (c) Then, to each of the Members in a manner which, to the fullest extent possible, results in a Capital Account balance for each Member (determined without regard to any allocation amounts pursuant to Section 4.2.3(b) or Section 4.2.1(b)) which, as a proportion of the aggregate Capital Account balances of all Members, is equal to such Member's Percentage Interest.]

          4.3  Regulatory Allocations. Notwithstanding the foregoing provisions
               ----------------------
of this Article 4, the following special allocations shall be made in the following order of priority:

               4.3.1 If there is a net decrease in Company Minimum Gain during a Company taxable year, then each Member shall be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2). This
Section 4.3.1 is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

               4.3.2 If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Member's share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of

Regulations Section 1.704-2(g)(2). This Section 4.3.2 is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulations
Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

               4.3.3 If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain shall be allocated to all such Members (in proportion to the amounts of their respective Adjusted Capital Account Deficits) in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Member as quickly as possible. It is intended that this Section 4.3.3 qualify and be construed as a "qualified income offset" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d).

               4.3.4  If the allocation of Net Loss to a Member as provided in
Section 4.2.2 hereof would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Net Loss as will not create or increase an Adjusted Capital Account Deficit. The Net Loss that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests, subject to the limitations of this
Section 4.3.4.

               4.3.5 To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations
Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

               4.3.6 The Nonrecourse Deductions for each taxable year of the Company shall be allocated to the Members in proportion to their Percentage Interests.

               4.3.7 The Member Nonrecourse Deductions shall be allocated each year to the Member that bears the economic risk of loss (within the meaning of Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

               4.3.8 The allocations set forth in this Sections 4.3 (the "Regulatory Allocations") are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2(i). Notwithstanding the provisions of Section 4.2, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

          4.4  Tax Allocations.
               ---------------

               4.4.1 Except as provided in Sections 4.4.2 hereof, for income tax purposes under the Code and the Regulations each Company item of income, gain, loss and deduction shall be allocated between the Members as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to this Article 4.

               4.4.2 Tax items with respect to Company assets that are contributed to the Company with a Book Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated between the Members for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Company shall account for such variation under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Board of Directors, including, without limitation, the "traditional method" as described in Regulations Section 1.704-3(b). If the Book Value of any Company asset is adjusted pursuant to Section 1.1.5, subsequent allocations of income, gain, loss and deduction with respect to such Company asset shall take account of any variation between the adjusted basis of such Company asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) and the Regulations promulgated thereunder under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Board of Directors. Allocations pursuant to this Section 4.4.2 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Net Profits, Net Losses and any other items or distributions pursuant to any provision of this Agreement.

          4.5  Other Provisions.
               ----------------

               4.5.1 For any fiscal year during which any part of a Membership Interest or Economic Interest is transferred between the Members or to another Person, the portion of the Net Profits, Net Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of a Membership Interest or Economic Interest shall be apportioned between the transferor and the transferee under any method allowed pursuant to Section 706 of the Code and the applicable Regulations as determined by the Board of Directors.

               4.5.2 In the event that the Code or any Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article 4, the Board of Directors is hereby authorized to make new allocations in reliance on the Code and such Regulations, and no such new allocation shall give rise to any claim or cause of action by any Member.

               4.5.3 For purposes of determining a Member's proportional share of the Company's "excess nonrecourse liabilities" within the meaning of Regulations Section 1.752-3(a)(3), each Member's interest in Net Profits shall be such Member's Percentage Interest.

               4.5.4 The Members acknowledge and are aware of the income tax consequences of the allocations made by this Article 4 and hereby agree to be bound by the provisions of this Article 4 in reporting their shares of Net Profits, Net Losses and other items of income, gain, loss, deduction and credit for federal, state and local income tax purposes.

          4.6  Distributions.
               --------------

               4.6.1  Quarterly Tax Distributions. The Company shall, upon
                      ---------------------------
resolution of the Board of Directors, make distributions of Available Cash (if any) to the Members as soon as is practicable following the close of each of the first three calendar quarters of each calendar year in amounts equal to the Presumed Tax Liability with respect to each Member relating to such quarter (as estimated by the Board of Directors based on the results of such quarter). The Company may follow the procedures described in the preceding sentence with respect to the fourth quarter of each such calendar year, or, at the option of the Board of Directors, the Company's accountants shall compute the exact amount of the annual tax liability with respect to each Member relating to allocations of income and gain, loss and deduction from the Company and the Company shall, upon resolution of the Board of Directors, distribute to each Member out of Available Cash (if any) an amount equal to the excess (if any) of such actual tax liability over the three previous quarterly distributions of Available Cash with respect to such Member set forth above. Any amounts distributed to a Member pursuant to this Section 4.6.1 shall be treated as a dollar-for-dollar advance against the first amounts otherwise distributable to such Member pursuant to
Section 4.6.2, below. "Presumed Tax Liability" means, with respect to any Member, the positive amount, if any, equal to (a) the aggregate amount of items of Company income, gain, loss, deduction, and credit (as computed for income tax purposes) allocated to the Member pursuant to this Agreement for an applicable period, multiplied by (b) the highest marginal rate (as determined by the Board of Directors) of Federal, state, local and foreign income, franchise and similar Taxes applicable to any Member in respect of such items for such period, taking into account the character of such items of income, the deductibility of state and local taxes for Federal income tax purposes and the creditability or deductibility of foreign income taxes for Federal income tax purposes.

               4.6.2  Operating Distributions. Except as otherwise provided
                      -----------------------
herein, any Available Cash shall be distributed at such times as determined by the Board of Directors on a pro rata basis to all Members in the following order and priority:

                      (a) First, to each Member in proportion to and to the extent of the excess of the Priority Amount (if any) of such Member over the aggregate amounts distributed to such Member pursuant to this Section 4.6.2(a).

                      (b) Then, among all the Members in proportion to their respective Percentage Interests.

               4.6.3  Liquidating Distributions. Distributions in connection
                      -------------------------
with the dissolution and liquidation of the Company shall be made among all Members in proportion to and to the extent of such Member's positive Capital Account balance.

               4.6.4  Withholding. The Company may withhold distributions or
                      -----------
portions thereof if it is required to do so by any applicable rule, regulation, or law, and each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Board determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement. Any amount paid on behalf of or with respect to a Member pursuant to this Section
4.6.4 shall constitute a loan by the Company to such Member, which loan shall be repaid by such Member within fifteen (15) days after notice from the Company that such payment must be made; provided, however, that there shall be no such loan treatment if (a) the Company withholds such payment from a distribution which would otherwise be made to the Member or (b) the Board determines, in its sole and absolute discretion, that such payment may be satisfied out of Available Cash which would, but for such payment, be distributed to the Member. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member's Membership Interests in the Company to secure such Member's obligation to pay to the Company any amounts required to be paid pursuant to this Section 4.6.4 In the event that a Member fails to pay any amounts owed to the Company pursuant to this Section 4.6.4 when due, the remaining Member(s) may, in their respective sole and absolute discretion, elect to make the payment to the Company on behalf of such defaulting Member, and in such event shall be deemed to have loaned such amount to such defaulting Member and shall succeed to all rights and remedies of the Company as against such defaulting Member (including, without limitation, the right to receive distributions). Any amounts payable by a Member hereunder shall bear interest at 15.0% from the date such amount is due (i.e., 15 days after demand) until such amount is paid in full. Each Member shall take such actions as the Company shall request in order to perfect or enforce the security interest created hereunder. A Member's obligations hereunder shall survive the dissolution, liquidation, or winding up of the Company.

                                   ARTICLE 5
                      TRANSFER AND ASSIGNMENT OF INTERESTS

          5.1  Transfers. Except as provided in this Article 5, no Member may
               ---------
Transfer all or any portion of its Membership Interest or Economic Interest (or beneficial interest therein) to any other Person. Any purported Transfer which is not in accordance with this Agreement shall be null and void. After the consummation of any Transfer of any part of a Membership Interest, the Membership Interest so Transferred shall continue to be subject to the terms and provisions of this Agreement and any further Transfers shall be required to comply with all the terms and provisions of this Agreement.

          5.2  Substitution of Members. A transferee of a Membership Interest
               -----------------------
shall have the right to become a substitute Member only if consent of the Board of Directors is given in accordance with Section 5.1, such transferee executes an instrument satisfactory to the Board of Directors accepting and adopting the terms and provisions of this Agreement, and such transferee pays any reasonable expenses in connection with his, her or its admission as a new Member. The admission of a substitute Member shall not result in the release of the Member who assigned the Membership Interest from any liability that such Member may have to the Company.

          5.3  Affiliate Transfers. Any Member may, at any time, without the
               -------------------
consent of any other Member, Transfer its entire Membership Interest (but not a portion thereof) to any Affiliate of such transferring Member.

     5.4  Buy/Sell Agreement.
          ------------------

          5.4.1 At any time after August 10, 2003, Lotus or ECC may, by written notice to the other (the "Buy/Sell Notice"), offer to either buy all (but not less than all) of the other party's Membership Interests pursuant to this
Section 5.4 or to sell all (but not less than all) of its Membership Interests to the other party pursuant to this Section 5.4 (any party, be it Lotus or ECC, submitting such a Buy/Sell Notice is herein referred to as the "Submitting Party" and any party, be it Lotus or ECC, receiving such a Buy/Sell Notice is herein referred to as the "Receiving Party"). Such Buy/Sell Notice shall state that it is being submitted pursuant to this Section 5.4 and shall set forth the material terms and conditions pursuant to which the Submitting Party wishes to buy or sell and a proposed closing date for any such sale or purchase, which closing date shall (unless otherwise agreed by the parties) not be less than thirty (30) days after submission of the Buy/Sell Notice nor more than sixty
(60) days after such submission. Within thirty (30) days of having received such Buy/Sell Notice from the Submitting Party, the Receiving Party may either (i) provide the Submitting Party with written notice of its acceptance of the Submitting Party's offer in which case the transaction contemplated by the Buy/Sell notice shall be consummated pursuant to the terms set forth therein and in this Section 5.4, or (ii) in the case of a Buy/Sell Notice pursuant to which the Submitting Member is offering to buy all of the Receiving Member's Membership Interests, provide the Submitting Party with a written notice electing to purchase all (but not less than all) of the Submitting Party's Membership Interest, in which case the Submitting Party's Membership Interest shall be sold to the Receiving Party pursuant to the terms and conditions set forth in the Buy/Sell Notice and in this Section 5.4, or (iii) in the case of a Buy/Sell Notice pursuant to which the Submitting Member is offering to sell all of the Submitting Member's Membership Interests to the Receiving Member, provide the Submitting Member with a written notice electing to sell all (but not less than all) of the Receiving Member's Membership Interests to the Submitting Member pursuant to the terms set forth in the Buy/Sell Notice and in this
Section 5.4. If the Receiving Party does neither of the three events described in the preceding sentence, it shall be deemed to have accepted the Submitting Member's offer set forth in the Buy/Sell Notice. The applicable purchase price in any transaction triggered by a Buy/Sell Notice shall be an amount of cash (payable at the closing of such transaction) equal to the greater of (A) the sum of $2,650,000 plus any cash Capital Contributions made by the selling Member (be it ECC or Lotus) pursuant to Section 2.2, above (i.e., not including the initial Capital Contributions of the Members set forth in Section 2.1, above, such initial Capital Contributions, if in the form of cash, being included in the $2,650,000 figure set forth above), or (B) the product of the Presumed Enterprise Value and the selling Member's Percentage Interest.

          5.4.2 Notwithstanding the foregoing, however, any Membership Interest which is transferred from Lotus to ECC or from ECC to Lotus pursuant to the procedures of this Section 5.4, shall not include the selling party's (be it a Submitting Party or a Receiving Party) rights to receive any Priority Amounts from the Company; instead, within sixty (60) days of the close of such transfer of a Membership Interest, the selling member (again, be it a Submitting Party or a Receiving Party) shall receive from the Company a final distribution consisting of previously accrued Priority Amounts with respect to which such party has, on or before such closing date, received a net allocation of Net Income from the Company, but only to the extent such party has not previously received distributions from the Company pursuant to Section 4.6.2(a), above.

                                   ARTICLE 6
                         BOOKS AND RECORDS; ACCOUNTING

          6.1  Company Books and Records. The books and records of the Company
               -------------------------
will be maintained at the principal office of the Company and will be available for examination by any Member or such Member's duly authorized representatives at any reasonable time upon written notice by such Member to the Company. The Company will maintain the following books and records:

               6.1.1 A current list of the full name and last known business address of each Member, their respective Percentage Interests together with the Capital Contributions and Capital Account balances of each Member;

               6.1.2 A copy of the Certificate of Formation and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Certificate of Formation or any amendments thereto have been executed;

               6.1.3 A copy of this Agreement and any and all amendments thereto or restatements thereof, together with executed copies of any powers of attorney pursuant to which this Agreement or any such amendments or restatements thereto have been executed;

               6.1.4 Copies of the Company's federal, state, and local income tax or information returns and reports, if any, for the six (6) most recent taxable years; and

               6.1.5 Copies of the annual financial statements of the Company, if any, for the six (6) most recent fiscal years.

          6.2  Inspection of Records. Each Member shall have the right, upon
               ---------------------
reasonable written request and subject to such reasonable standards as the Board of Directors may from time to time establish, to obtain from the Board of Directors for purposes reasonably related to the Member's interest as a Member of the Company, the information set forth above in Section 6.1, as well as information regarding the status of the business and financial condition of the Company (generally consisting of financial statements of the Company) and such other information regarding the affairs of the Company as is just and reasonable in light of the purpose related to the Member's interest as a Member for which such information is sought. The Board of Directors may, however, keep confidential from any Member any information that the Company is required by law or agreement to keep confidential.

          6.3  Company Tax Returns and Tax Elections. The Company's accountants
               -------------------------------------
will be instructed by the Board of Directors to prepare and file all required tax returns for the Company. The Board of Directors will cause the Company to make any tax election necessary for completion of the Company tax returns. In the event of a distribution of property made in the manner provided in Section 734 of the Code, or in the event of a transfer of an interest in the Company by a Member made in the manner provided in Section 743 of the Code, the Board of Directors may, in its discretion, cause the Company to file an election under
Section 754 of the Code. The Members agree to cooperate with the Board of Directors in connection with the making of any such elections.

          6.4  Reports.
               -------

               6.4.1 The Company's books and records shall be audited at the Company's expense by such auditor as may be selected in the discretion of the Board of Directors. Monthly unaudited reports and financial statements will be distributed by the Company to each Member. Within one hundred and twenty (120) days following the end of each of the Company's fiscal years, the Company shall furnish to each Member an audited balance sheet, statement of operations, annual budget and business plan, all of which shall have been prepared in accordance with generally accepted accounting principles consistently applied (except as therein may be noted).

               6.4.2 The Company shall cause to be filed, in accordance with the Delaware Act, all reports and documents required to be filed with any governmental agency. The Company shall cause to be prepared at least annually, information concerning the Company's operations necessary for the completion of the Member's federal and state income tax returns. The Company shall send or cause to be sent to each Member within ninety (90) days after the end of each taxable year such information as is necessary to complete the Member's federal and state income tax returns and a copy of the Company's federal, state and local income tax returns for such year.

          6.5  Tax Matters for the Company. ECC shall be the "Tax Matters
               ---------------------------
Partner" for the Company within the meaning of Section 6231 of the Code. The Tax Matters Partner shall have no authority to settle or compromise any matter in respect of taxes of the Company, to waive any period of limitations, or to otherwise bind the Company in any proceeding or claim in respect of Taxes of the Company, unless such authority is expressly conferred on the Tax Matters Partner by the Board of Directors. In addition, unless the Board of Directors expressly provides otherwise, the Board of Directors shall control any proceeding in respect of Taxes of the Company. The Board of Directors may, in their discretion, and subject to the requirements of the Code, remove and replace the Tax Matters Partner at any time and from time to time.

                                   ARTICLE 7
            DISSOLUTION, LIQUIDATION AND TERMINATION OF THE COMPANY

          7.1  Events of Dissolution. The Company shall be dissolved and wound
               ---------------------
up on the first to occur of any of the following events:

               7.1.1 A sale of all or substantially all of the Company's assets;

               7.1.2  The vote of all of the Members to dissolve the Company;

               7.1.3 Any other event that Applicable Law specifies must operate as an event causing the dissolution of a limited liability company, notwithstanding any provision to the contrary in this Agreement;

               7.1.4 At the election of a non-breaching Member, if it is determined in arbitration that a Member has materially breached this Agreement and the breaching Member fails to pay the arbitration award or to otherwise comply with the arbitration order within sixty (60) days of the date that the final arbitration order is issued in accordance with Section 10.3.

               7.1.5 At the election of the non-terminating Member, upon termination of the Representation Contracts applicable to a Member or its Affiliates.


          7.2  Effect of Dissolution. The dissolution of the Company shall be
               ---------------------
effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until it wound up and its assets have been distributed as provided in Section 7.4 of this Agreement. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement.

          7.3  No Capital Contribution Upon Dissolution. Each Member shall look
               ----------------------------------------
solely to the assets of the Company for all distributions with respect to the Company, its Capital Contribution thereto, its Capital Account and its share of Net Profits or Net Losses, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member. Accordingly, if any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which the liquidation occurs), then such Member shall have no obligation to make any Capital Contribution with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other person for any purpose whatsoever.

          7.4  Priority of Liquidating Distributions. Upon the occurrence of a
               -------------------------------------
dissolution event described in Section 7.1 above, the Company shall terminate. In the event of the dissolution and termination of the Company, the Board of Directors shall proceed with an orderly liquidation of the Company and the proceeds of such liquidation shall be applied and distributed in the following order of priority:

               7.4.1 To creditors of the Company, whether they are or are not Members, for payment of the debts and liabilities of the Company and the expenses of liquidation;

               7.4.2 To the setting up of any reserves that the Board of Directors may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. Such reserves shall be paid over by the Board of Directors to a bank or other institutional escrow agent to be held for the purpose of disbursing such reserves in payment of the aforementioned contingencies, and at the expiration of such period as the Board of Directors may deem advisable, to distribute the balance in the manner provided in this
Section 7.4; and

               7.4.3 To the Members in the manner set forth in Section 4.6.3, above.

                                   ARTICLE 8
                                  AMENDMENTS

          8.1  General. Except as set forth in Section 8.2 below, any and all
               -------
amendments to this Agreement may be made only with the written consent of each Member. In making any amendments, there shall be prepared and filed by, or for, the Board of Directors such documents and certificates as may be required under the Delaware Act and under the laws of any other jurisdiction applicable to the Company.

          8.2  Special Rules. Notwithstanding Section 8.1, above, this Agreement
               -------------
may be amended by the Board of Directors, without the consent of any Member (a) to cure any ambiguity, to correct or supplement any provision hereof which may be inconsistent with any other provision hereof, or to make any other provision with respect to matters or questions arising under this Agreement not inconsistent with the intent of this Agreement, and (b) as provided elsewhere in this Agreement.

                                   ARTICLE 9
                          INVESTMENT REPRESENTATIONS

          Each Member hereby represents and warrants to, and agrees with, the other Members and the Company as follows:

          9.1  Preexisting Relationship or Experience. By reason of its business
               --------------------------------------
or financial experience, or by reason of the business or financial experience of its financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any affiliate or selling agent of the Company, it is capable of evaluating the risks and merits of an investment in the membership interest of the Company and of protecting its own interests in connection with this investment.

          9.2  Investment Intent. It is acquiring the membership interest in the
               -----------------
Company for investment purposes for its own account only and not with a view to or for sale in connection with any distribution of all or any part of such membership interest. No other person will have any direct or indirect beneficial interest in or right to such membership interest.

          9.3  No Registration of Interests. It acknowledges that the Membership
               ----------------------------
Interests of the Company have not been registered under the Securities Act, or under any applicable blue sky laws in reliance, in part, upon its representations, warranties, and agreements herein.

          9.4  Restricted Securities. It understands that the Membership
               ---------------------
Interests in the Company are "restricted securities" under the Securities Act in that such Membership Interests will be acquired from the Company in a transaction not involving a public offering, and that the Membership Interests may be resold without a registration under the Securities Act only in certain limited circumstances and that otherwise the Membership Interests must be held indefinitely.

          9.5  No Obligations to Register. It represents, warrants, and agrees
               --------------------------
that the Company and the Board of Directors are under no obligation to register or qualify the Membership Interests of the Company under the Securities Act or under any state securities law, or to assist it in complying with any exemption from registration and qualification.

          9.6  No Disposition in Violation of Law. Without limiting the
               ----------------------------------
representations set forth above, and without limiting anything contained elsewhere in this Agreement (including Article 5 concerning transfers of interests in the Company), it will not make any disposition of all or any part of its membership interest in the Company which will result in violation by it or by the Company of the Securities Act, or any other applicable securities laws. Without limiting the foregoing, it agrees not to make any disposition of all or any part of its membership interest in the Company unless and until it has notified the Company of the proposed disposition and has furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and, if reasonably requested by the Board of Directors, it has furnished the Company with a written opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of any securities under the Securities Act or the consent of or a permit from appropriate authorities under any applicable state securities laws.

          9.7  Investment Risk. It acknowledges that the Membership Interests in
               ---------------
the Company are speculative investments which involve a substantial degree of risk of loss of its entire investment in the Company, that it understands and takes full cognizance of the risks related to the purchase of such Membership Interests.

          9.8  Investment Experience. It is an experienced investor in
               ---------------------
unregistered securities of limited liability companies.

          9.9  Restrictions on Transferability. It acknowledges that there are
               -------------------------------
substantial restrictions on the transferability of the Membership Interests in the Company pursuant to this Agreement, that there is no public market for such Membership Interests and that none is expected to develop, and that, accordingly, it may not be possible for it to liquidate its investment in the Company.

          9.10 Information Reviewed. It has received and reviewed this
               --------------------
Agreement and the other information provided by the Company it considers necessary or appropriate for deciding whether to invest in the Company.

          9.11 No Advertising. It has not seen, received, been presented with,
               --------------
or been solicited by any leaflet, public promotional meeting, article or any other form of advertising or general solicitation with respect to the sale of Membership Interests in the Company.

          9.12 Indemnity. It, as applicable, agrees, severally and not jointly,
               ---------
to indemnify and hold harmless the Company, each and every Member and members of the Board of Directors, and any officers, directors, shareholders, managers, members, employees, partners, agents, attorneys, registered representatives, and control persons of any such entity against any losses, liabilities, claims, damages and reasonable expenses whatsoever (including but not limited to reasonable attorneys' fees and any and all reasonable expenses whatsoever incurred in investigating, preparing or defending against any investigation or litigation, commenced or threatened, or any claim whatsoever and any and all amounts paid in settlement of any claim or litigation), joint or several, to which they or any of them may become subject under the Act, the Exchange Act or otherwise, insofar as such losses, liabilities, claims, damages or expenses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                                  ARTICLE 10
                                 MISCELLANEOUS

          10.1  Notices.
                -------

                10.1.1 Any notice, election, demand, request, consent, approval, concurrence or other communication given or made under any provision of this Agreement shall be deemed to have been sufficiently given or made for all purposes only if it is in writing and it is: (i) delivered personally to the party to whom it is directed, (ii) sent by first class mail or overnight express mail, postage and charges prepaid, addressed to the party to whom it is directed, at its address set forth opposite its name on Exhibit "A", or (iii) telecopied to the party to whom it is directed, at its fax number set forth opposite its name on Exhibit "A". Any Member may change its address or facsimile number for purposes of this Agreement by giving the Company and any other Member, notice of such change in the manner provided above for the giving of notices.

               10.1.2 Except as otherwise expressly provided in this Agreement, any such notice, election, demand, request, consent, approval, concurrence or other communication (i) given or made in the manner indicated in clause (i) of
Section 10.1.1 above shall be deemed to be given or made on the day on which it was delivered; (ii) given or made in the manner indicated in clause (ii) of
Section 10.1.1 above shall be deemed to be given or made on the second business day after the day on which it was deposited in a regularly maintained receptacle for the deposit of the United States' mail, or in the case of overnight express mail, on the business day immediately following the day on which it was deposited in a regularly maintained receptacle for the deposit of overnight express mail; and (iii) given or made in the manner indicated in clause (iii) of
Section 10.1.1 above shall be deemed to be given or made when received by the telecopier or other device owned or operated by the intended recipient thereof.

          10.2  Confidentiality. Each Member agrees that all non-public
                ---------------
information received from or otherwise relating to, the Company or its Members or their respective Affiliates which constitutes proprietary trade secrets, know how, secret formulae, techniques or strategies or similar items of the Company, its Members or their respective Affiliates, shall be confidential, and shall not be disclosed or otherwise released to any other Person (other than another party hereto), without the written consent of the Members. The obligations of the parties hereunder shall not apply to the extent that the disclosure of information otherwise determined to be confidential is required by Applicable Law, provided that, prior to disclosing such confidential information, a party shall notify the Company thereof, which notice shall include the basis upon which such party believes the information is required to be disclosed.

          10.3  Arbitration. The parties hereby agree that, claims, disputes or
                -----------
controversies of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement (or any other agreement contemplated by or related to this Agreement), including, without limitation, any claim based on contract, tort or statute, or the arbitrability of any claim hereunder (collectively, a "Claim") or final resolutions of Material Decisions referred to in Section 3.6 shall be settled promptly and expeditiously, at the request of any party to this Agreement, exclusively by final and binding arbitration conducted in Los Angeles. Each Member shall appoint an arbitrator and the arbitrators selected by the Members shall jointly select another arbitrator. The final decision regarding the Claim or Material Decisions shall be determined by a majority vote of the arbitrators and in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association. The parties expressly agree that the arbitrators shall determine the discovery methods that shall be available to the parties under this Section 10.3 as appropriate under the circumstances. Each party hereto expressly consents to, and waives any future objection to, such forum and arbitration rules. Judgment upon any award may be entered by any state or federal court having jurisdiction thereof. Except as required by law, no party nor the arbitrators shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to this Section 10.3. The arbitrators' fees and any filing or other fees required by the Commercial Arbitration Rules shall, to the extent required, initially be paid by the party requesting arbitration, but shall be assessed against the party which does not prevail in the arbitration.

                Adherence to this dispute resolution process shall not limit the right of the parties hereto to obtain any provisional remedy, including without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their respective rights and interests pending arbitration. Notwithstanding the foregoing sentence, this dispute resolution procedure is intended to be the exclusive method of resolving any Claims arising out of or relating to this Agreement and is intended to be the final method of resolving any Material Decisions.

          10.4  Entire Agreement. This Agreement, together with the Contribution
                ----------------
Agreement, the "Other Agreements" (as such term is defined in the Contribution Agreement) and such other documents contemplated herein or therein, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersede any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof.

          10.5  Further Assurances. Each of the parties hereto does hereby
                ------------------
covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary or advisable to effectively carry out the purposes of this Agreement.

          10.6  Counterparts/Facsimile. This Agreement may be executed in any
                ----------------------
number of counterparts and all so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart. This Agreement may be executed by facsimile.

          10.7  Governing Law. This Agreement is deemed to have been entered
                -------------
into and executed in the State of California, and all questions with respect to the construction of this Agreement and the rights and liabilities of the parties shall be determined in accordance with the provisions of the internal laws of the State of California, without regard to conflicts of laws principles.

          10.8   Binding Effect. Except as otherwise provided herein to the
                 --------------
contrary, this Agreement shall be binding upon and inure to the benefit of the parties signatory hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

          10.9   Provisions Severable. The provisions of this Agreement are
                 --------------------
severable. If any article, section, paragraph, provision or clause of this Agreement shall be enforceable or invalid, it shall not affect the enforceability or validity of any one or more of the other articles, sections, paragraphs or provisions of this Agreement.

          10.10  Construction of Agreement. This Agreement shall be construed as
                 -------------------------
if all parties prepared this Agreement.

          10.11  Use of Pronouns/References to a Member. References to a Member
                 --------------------------------------
in the singular or plural, as him, her, it or other like references, shall also, where the context so requires, be deemed to include the singular or the plural, or masculine, feminine or neuter reference, as the case may be.

          10.12  Jurisdiction. Each Member hereby consents to the exclusive
                 ------------
jurisdiction of the state and federal courts sitting in California in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement (provided such claim is not otherwise required to be arbitrated). Each Member further agrees that personal jurisdiction over him, her or it may be effected by service of process by registered or certified mail addressed as provided in Section 10.1, above, and that when so made shall be as if served upon him, her or it personally within the State of California.

          10.13  Reliance on Authority of Person Signing Agreement. If a Member
                 -------------------------------------------------
is not a natural person, neither the Company nor any Member will (a) be required to determine the authority of the individual signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such individual or
(b) be responsible for the application or distribution of proceeds paid or credited to individuals signing this Agreement on behalf of such entity.

          10.14  Parent Guaranty. As an inducement to ECC's execution of this
                 ---------------
Agreement, Lotus agrees to obtain the signature of Lotus Communications Corp., a California corporation (the "Parent"), on a Guaranty by Parent (the "Parent Guaranty").

                 [Remainder of Page Intentionally Left Blank]

          IN WITNESS HEREOF, the parties have executed this Agreement as of the date first above written.

                                       ENTRAVISION COMMUNICATIONS
                                       CORPORATION, a Delaware corporation


                                             /s/ Walter F. Ulloa
                                       ------------------------------------
                                       Walter F. Ulloa, Chairman and CEO

                                       LOTUS HISPANIC REPS CORP., a California
                                       corporation


                                       By:__________________________________

                                       Name:________________________________

                                       Its:_________________________________


[Signature Page to Limited Liability Agreement of Lotus/Entravision Reps LLC, a
                      Delaware Limited Liability Company]

          IN WITNESS HEREOF, the parties have executed this Agreement as of the date first above written.

                                    ENTRAVISION COMMUNICATIONS
                                    CORPORATION, a Delaware corporation


                                    ____________________________________
                                    Walter F. Ulloa, Chairman and CEO

                                    LOTUS HISPANIC REPS CORP., a California
                                    corporation


                                    By: /s/ Jerry Roy
                                       ----------------------------------------
                                    Name:   Jerry Roy
                                         --------------------------------------
                                    Its:    Senior Vice President and Secretary
                                        ---------------------------------------


[Signature Page to Limited Liability Agreement of Lotus/Entravision Reps LLC, a
                      Delaware Limited Liability Company]

                                  EXHIBIT "A"


Member                                      Initial Capital Contrib.*     Percentage Interest
------                                      -------------------------     -------------------
Entravision Communications Corporation      Cash $650,000                 50%
2425 Olympic Boulevard, 6000 West
Santa Monica, CA  90404
Phone:  (310) 447-3870
Fax:  (310) 447-3899
Attention: Chairman

Lotus Hispanic Reps Corp.                   Cash $650,000                 50%
6290 Sunset Boulevard, Suite 1500           Going Concern $100,000
Los Angeles, CA  90028
Phone:  (323) 464-1311
Fax:  (323) 464-0549
Attention: President

*The Initial Capital Accounts being based upon Capital Contributions to be made by each of the Members pursuant to the Contribution Agreement and Article 2 of this Agreement.

                                  EXHIBIT "B"
              INITIAL MEMBERS OF BOARD OF DIRECTORS AND OFFICERS


ECC Board Members
-----------------
Walter F. Ulloa
Philip C. Wilkinson
Jeffery A. Liberman


Lotus Board Members
-------------------
Jim Kalmenson
William Shriftman
Mike Addison


Officers/Titles
---------------
Co-Chairman (ECC Chairman) - Walter F. Ulloa
Co-Chairman (Lotus Chairman) - Jim Kalmenson
President - Mary Hawley











































                                       36